SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

July 21, 2005

(Date of earliest event report)

WEYERHAEUSER COMPANY

(Exact name of registrant as specified in charter)

Washington	1-4825	91-0470860

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

Federal Way, Washington 98063-9777

(Address of principal executive offices)
(zip code)

Registrant’s telephone number, including area code:
(253) 924-2345

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02. RESULTS OF OPERATIONS AND FINANCIAL CONDITION
SIGNATURES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C., 20549

ITEM 2.02. RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     On July 21, 2005, Weyerhaeuser Company issued a press release stating the following:

Weyerhaeuser Reports Second Quarter Net Earnings of $420 Million, or $1.71 Per Diluted Share, on Net Sales of $5.8 Billion

FEDERAL WAY, Wash. – Weyerhaeuser Company (NYSE: WY) today reported second quarter net earnings of $420 million, or $1.71 per diluted share, on net sales of $5.8 billion. This compares with $369 million, or $1.57 per diluted share, on net sales of $5.7 billion for the second quarter of 2004.

Second quarter 2005 earnings include the following after-tax items:

•	A gain of $110 million, or 45 cents per diluted share, related to the sale of the company’s operations in coastal British Columbia.

•	A charge of $44 million, or 18 cents per diluted share, related to a planned repatriation of $1.1 billion of eligible Canadian earnings under the provisions of the American Jobs Creation Act of 2004.

•	A gain of $37 million, or 15 cents per diluted share, related to the recognition of a deferred gain from previous timberlands sales.

•	A charge of $12 million, or 5 cents per diluted share, related to litigation.

Second quarter 2004 earnings included the following after-tax items:

•	A charge of $14 million, or 6 cents per diluted share, for early extinguishment of debt.

•	A charge of $10 million, or 4 cents per diluted share, for an adverse judgment in a lawsuit.

“This year’s overall results are good, despite conditions that were more difficult than second quarter of last year,” said Steven R. Rogel, chairman, president and chief executive officer. “We’re pleased with this short-term performance, but we also recognize that many of our businesses face significant long-term challenges. We remain focused on finding ways to enhance the earnings performance of our entire portfolio, regardless of market conditions.”

SUMMARY OF SECOND QUARTER FINANCIAL HIGHLIGHTS

Millions (except per share data)	2Q 2005	2Q 2004	Change
Net earnings	$420	$369	$51
Earnings per diluted share	$1.71	$1.57	$0.14
Net sales	$5,838	$5,728	$110

SEGMENT RESULTS FOR SECOND QUARTER
(Contributions to Pre-Tax Earnings)

Millions	2Q 2005	2Q 2004	Change
Timberlands	$210	$201	$9
Wood Products	$204	$448	$(244)
Cellulose Fiber and White Papers	$16	$14	$2
Containerboard, Packaging and Recycling	$99	$62	$37
Real Estate and Related Assets	$156	$118	$38

DISCUSSION AND OUTLOOK BY BUSINESS SEGMENT

TIMBERLANDS

	2Q 2005	1Q 2005	Change
Contribution to earnings (millions)	$210	$200	$10

Second quarter earnings increased slightly from the first quarter due primarily to higher domestic log prices. Export prices were flat quarter to quarter. Fee harvest was down slightly.

Third quarter earnings are expected to be slightly lower than the second quarter, due to reduced harvest and sales activity from normal seasonal shutdowns. Export prices are expected to be modestly higher, but not enough to offset anticipated declines in domestic log prices.

WOOD PRODUCTS

	2Q 2005	1Q 2005	Change
Contribution to earnings (millions)	$204	$131	$73

Earnings increased significantly from first quarter due primarily to higher shipment volumes for all core product lines. The overall effect of price on earnings quarter to quarter was minor, with higher prices for engineered wood products offset by lower prices in oriented strand board and plywood. Average lumber prices realized were flat. Second quarter earnings included $18 million in pre-tax charges related to litigation.

The segment incurred $27 million in countervailing and anti-dumping duties and related costs on Canadian softwood lumber the company sold into the United States in the second quarter, compared with $22 million in the first quarter.

Prices for commodity building products are expected to drop seasonally in the third quarter. Shipment volumes are expected to be flat. As a result, third quarter earnings are expected to decline to a level closer to the first quarter.

CELLULOSE FIBER AND WHITE PAPERS (Formerly Pulp and Paper)

	2Q 2005	1Q 2005	Change
Contribution to earnings (millions)	$16	$19	($3)

Segment earnings declined slightly from first quarter, due primarily to scheduled maintenance downtime and higher chip, chemical and freight costs.

Fluff pulp pricing improved during the quarter. Oversupply and weak demand in Europe resulted in lower papergrade pulp prices and shipment volumes. Fine paper prices improved in all major product lines and sales volume increased modestly.

Price declines are expected for papergrade pulp and fine paper product lines in the coming months. However, the company expects that minimal scheduled maintenance downtime will result in lower costs and higher third quarter earnings.

CONTAINERBOARD, PACKAGING AND RECYCLING

	2Q 2005	1Q 2005	Change
Contribution to earnings (millions)	$99	$48	$51

Earnings increased over first quarter levels primarily due to a seasonal increase in box shipments and lower manufacturing costs at the containerboard mills. Lower manufacturing costs were due primarily to increased production in the second quarter when compared to first quarter. The first quarter included a pre-tax charge of $12 million associated with the settlement of a linerboard antitrust lawsuit and $4 million for costs associated with the closure of a packaging facility in Bowling Green, Ky.

The company expects third quarter earnings to decrease as both containerboard and box prices are currently under pressure.

REAL ESTATE AND RELATED ASSETS

	2Q 2005	1Q 2005	Change
Contribution to earnings (millions)	$156	$183	($27)

Earnings declined as expected from the prior quarter as contributions from land sales declined $36 million. Single-family home closings and average prices increased. The backlog of homes sold, but not closed, represents approximately six months’ sales.

The company’s key real estate markets continue to be strong and Weyerhaeuser expects single-family closings to remain steady in the third quarter.

OTHER

The company will hold a live conference call at 7 a.m. PDT (10 a.m. EDT) on July 21 to discuss the second quarter results.

To access the conference call, listeners calling from within North America should dial 1-888-221-5699 at least 15 minutes prior to the start of the conference call. Those wishing to access the call from outside North America should dial 1-706-643-3795. Replays of the call will be available for 48 hours following completion of the live call and can be accessed at 1-800-642-1687 (access code: 7576930) within North America and at 1-706-645-9291 (access code: 7576930) from outside North America.

The call may also be accessed through Weyerhaeuser’s Internet site at
http://investor.weyerhaeuser.com.

Weyerhaeuser Company, one of the world’s largest integrated forest products companies, was incorporated in 1900. In 2004, sales were $22.7 billion. It has offices or operations in 19 countries, with customers worldwide. Weyerhaeuser is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction, development and related activities. Additional information about Weyerhaeuser’s businesses, products and practices is available at: http://www.weyerhaeuser.com.

# # #

This news release contains statements concerning the company’s future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some of these forward-looking statements can be identified by the use of forward-looking terminology such as “expects,” “may,” “will,” “believes,” “should,” “approximately,” anticipates,” “estimates,” and “plans,” and the negative or other variations of those terms or comparable terminology or by discussions of strategy, plans or intentions. In particular, some of these forward-looking statements deal with expectations regarding the company’s markets in the third quarter; expected earnings and performance of the company’s business segments during the third quarter, demand and pricing for the company’s products in the third quarter, supply, raw material and freight costs, reduced timber harvest in the third quarter, maintenance downtime, and land and new home sales. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to, the effect of general economic conditions, including the level of interest rates and housing starts; market demand for the company’s products, which may be tied to the relative strength of various U.S. business segments; energy prices; performance of the company’s manufacturing operations; the successful execution of internal performance plans; the level of competition from domestic and foreign producers; the effect of forestry, land use, environmental and other governmental regulations; fires, floods and other natural disasters; disruption of transportation and legal proceedings. The company is also a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan, and by changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Euro and the Canadian dollar; and restrictions on international trade or tariffs imposed on imports, including the countervailing and dumping duties imposed on the company’s softwood lumber shipments from Canada to the United States. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings.

WEYERHAEUSER COMPANY
STATISTICAL INFORMATION (unaudited)
CONSOLIDATED EARNINGS	Q1		Q2		Year-to-date		Q3	Q4	Year ended
(in millions)	March 27,	March 28,	June 26,	June 27,	June 26,	June 27,	Sept. 26,	Dec. 26,	Dec. 26,
	2005	2004	2005	2004	2005	2004	2004	2004	2004
Net sales and revenues:
Weyerhaeuser (1)	$4,749	$4,442	$5,190	$5,204	$9,939	$9,646	$5,088	$4,804	$19,538
Real Estate and Related Assets	655	469	648	524	1,303	993	591	911	2,495

Total net sales and revenues	5,404	4,911	5,838	5,728	11,242	10,639	5,679	5,715	22,033

Costs and expenses:
Weyerhaeuser:
Costs of products sold	3,652	3,432	3,974	3,790	7,626	7,222	3,758	3,735	14,715
Depreciation, amortization and fee stumpage	325	317	326	318	651	635	316	320	1,271
Selling expenses	118	120	119	122	237	242	123	119	484
General and administrative expenses	223	239	218	233	441	472	226	247	945
Research and development expenses	14	12	12	13	26	25	13	17	55
Taxes other than payroll and income taxes	46	48	48	47	94	95	51	48	194
Charges for integration and restructuring	5	15	4	13	9	28	8	3	39
Charges for closure of facilities	5	4	3	—	8	4	13	0	17
Other operating costs, net(2) (3)	9	17	(40)	43	(31)	60	(300)	36	(204)

	4,397	4,204	4,664	4,579	9,061	8,783	4,208	4,525	17,516

Real Estate and Related Assets:
Costs and operating expenses	426	321	441	381	867	702	414	647	1,763
Depreciation and amortization	3	2	4	4	7	6	3	5	14
Selling expenses	33	27	36	30	69	57	31	37	125
General and administrative expenses	24	17	25	19	49	36	19	26	81
Taxes other than payroll and income taxes	1	1	—	—	1	1	1	0	2
Other operating costs, net	—	1	(2)	1	(2)	2	(19)	0	(17)

	487	369	504	435	991	804	449	715	1,968

Total costs and expenses	4,884	4,573	5,168	5,014	10,052	9,587	4,657	5,240	19,484

Operating income	520	338	670	714	1,190	1,052	1,022	475	2,549
Interest expense and other:
Weyerhaeuser:
Interest expense incurred (4)	(196)	(195)	(179)	(218)	(375)	(413)	(184)	(241)	(838)
Less interest capitalized	—	3	2	1	2	4	0	5	9
Equity in income (loss) of affiliates	—	—	4	7	4	7	4	3	14
Interest income and other	27	3	20	5	47	8	7	9	24
Real Estate and Related Assets:
Interest expense incurred	(14)	(15)	(14)	(14)	(28)	(29)	(14)	(14)	(57)
Less interest capitalized	14	15	14	14	28	29	14	14	57
Equity in income of unconsolidated entities	10	9	13	20	23	29	12	11	52
Interest income and other	5	11	(2)	9	3	20	1	10	31

Earnings before income taxes	366	169	528	538	894	707	862	272	1,841
Income taxes (5)	(128)	(57)	(229)	(183)	(357)	(240)	(293)	(94)	(627)

Earnings from continuing operations	238	112	299	355	537	467	569	178	1,214
Earnings from discontinued operations, net of taxes (6)	1	9	121	14	122	23	25	21	69

Net earnings	$239	$121	$420	$369	$659	$490	$594	$199	$1,283

Basic net earnings per share:
Continuing operations	$0.98	$0.50	$1.23	$1.51	$2.20	$2.04	$2.36	$0.73	$5.16
Discontinued operations	—	0.04	0.49	0.06	0.50	0.10	0.10	0.09	0.29

Net earnings per share	$0.98	$0.54	$1.72	$1.57	$2.70	$2.14	$2.46	$0.82	$5.45

Diluted net earnings per share:
Continuing operations	$0.98	$0.50	$1.22	$1.51	$2.19	$2.03	$2.35	$0.73	$5.14
Discontinued operations	—	0.04	0.49	0.06	0.50	0.10	0.10	0.09	0.29

Net earnings per share	$0.98	$0.54	$1.71	$1.57	$2.69	$2.13	$2.45	$0.82	$5.43

Dividends paid per share	$0.40	$0.40	$0.50	$0.40	$0.90	$0.80	$0.40	$0.40	$1.60

Weighted average shares outstanding (in thousands)
Basic	242,863	223,728	244,702	234,494	243,782	229,111	241,621	242,114	235,453
Diluted	244,185	225,072	245,881	235,475	244,959	230,242	242,649	243,472	236,546

(1)	The first and second quarters of 2005 include charges of $22 million and $27 million, respectively, for countervailing and anti-dumping duties and related costs. The first, second, third and fourth quarters of 2004 include charges of $26 million, $34 million, $31 million and $27 million, respectively, or $118 million year-to-date, for countervailing and anti-dumping duties and related costs.

(2)	The first and second quarters of 2005 include net foreign exchange gains (losses) of $13 million and ($13) million, respectively, for a year-to-date net effect of zero. The first, second, third and fourth quarters of 2004 include net foreign exchange gains (losses) of ($9) million, ($7) million, $16 million and $27 million, respectively, for a total year-to-date net gain of $27 million. These gains and losses result primarily from fluctuations in Canadian and New Zealand exchange rates.

(3)	The first quarter of 2005 includes a $12 million charge for the settlement of a linerboard antitrust lawsuit. The second quarter of 2005 includes an $18 million charge related to alder litigation and $57 million of income related to the recognition of a deferred gain from previous timberlands sales. The first quarter of 2004 includes a $49 million charge for the settlement of lawsuits involving the market for Pacific Northwest alder logs and a $33 million gain on the sale of an oriented strand board mill in Slave Lake, Alberta. The second quarter of 2004 includes a $16 million charge resulting from an adverse judgment in a lawsuit involving the market for Pacific Northwest alder logs. The third quarter of 2004 includes a $271 million gain on the sale of timberlands in Georgia, a $25 million gain from a tenure reallocation agreement with the British Columbia government, and a $20 million gain due to the reduction of the reserve for hardboard siding claims. The fourth quarter of 2004 includes a net gain of $36 million on the sale of facilities, and charges of $29 million for the impairment of assets in the company’s European manufacturing operations, $24 million recognized in connection with a change in the method of estimating workers’ compensation liabilities and $23 million for the net book value of technology donated to a university.

(4)	The second and fourth quarters of 2004 include charges of $21 million and $52 million, respectively, for the early extinguishment of debt.

(5)	The second quarter of 2005 includes a charge of $44 million related to a planned repatriation of $1.1 billion of eligible Canadian earnings under the provisions of the American Jobs Creation Act of 2004.

(6)	Includes the net operating results of the company’s operations in coastal British Columbia. The second quarter of 2005 also includes a gain of $110 million, including a tax benefit of $46 million, related to the sale of these operations.

PRELIMINARY RESULTS — SUBJECT TO AUDIT

WEYERHAEUSER COMPANY
STATISTICAL INFORMATION (unaudited)
Net sales and revenues (in millions):	Q1		Q2		Year-to-date		Q3	Q4	Year ended
	March 27,	March 28,	June 26,	June 27,	June 26,	June 27,	Sept. 26,	Dec. 26,	Dec. 26,
	2005	2004	2005	2004	2005	2004	2004	2004	2004
Timberlands:
Logs	$182	$193	$195	$211	$377	$404	$197	$221	$822
Other products	82	58	63	66	145	124	51	105	280

	264	251	258	277	522	528	248	326	1,102

Wood Products:
Softwood lumber	892	819	1,032	1,106	1,924	1,925	1,089	901	3,915
Plywood	183	221	196	263	379	484	237	208	929
Veneer	13	11	10	12	23	23	11	10	44
Composite panels	120	108	132	133	252	241	138	122	501
OSB	288	338	306	456	594	794	341	255	1,390
Hardwood lumber	94	90	102	100	196	190	89	86	365
Engineered I-Joists	160	134	213	178	373	312	189	177	678
Engineered Solid Section	190	148	241	194	431	342	203	189	734
Logs	27	23	24	38	51	61	32	32	125
Other products	272	255	339	312	611	567	315	280	1,162

	2,239	2,147	2,595	2,792	4,834	4,939	2,644	2,260	9,843

Cellulose Fiber and White Papers:
Pulp	376	339	355	371	731	710	381	380	1,471
Paper	599	535	611	538	1,210	1,073	583	570	2,226
Coated groundwood	42	36	47	37	89	73	39	44	156
Liquid packaging board	47	49	52	53	99	102	53	53	208
Other products	14	10	12	13	26	23	15	16	54

	1,078	969	1,077	1,012	2,155	1,981	1,071	1,063	4,115

Containerboard, Packaging and Recycling:
Containerboard	117	81	101	80	218	161	94	113	368
Packaging	898	853	969	918	1,867	1,771	916	897	3,584
Recycling	92	80	92	91	184	171	87	89	347
Bags	22	19	21	18	43	37	20	23	80
Other products	34	33	40	34	74	67	43	46	156

	1,163	1,066	1,223	1,141	2,386	2,207	1,160	1,168	4,535

Real Estate and Related Assets	655	469	648	524	1,303	993	591	911	2,495
Corporate and Other	149	135	151	147	300	282	135	158	575
Less sales of discontinued operations	(144)	(126)	(114)	(165)	(258)	(291)	(170)	(171)	(632)

	$5,404	$4,911	$5,838	$5,728	$11,242	$10,639	$5,679	$5,715	$22,033

Contribution (charge) to earnings:	Q1		Q2		Year-to-date		Q3	Q4	Year ended
(in millions)	March 27,	March 28,	June 26,	June 27,	June 26,	June 27,	Sept. 26,	Dec. 26,	Dec. 26,
	2005	2004	2005	2004	2005	2004	2004	2004	2004
Timberlands (1) (2)	$200	$159	$210	$201	$410	$360	$450	$217	$1,027
Wood Products (3) (4) (5) (6)	131	173	204	448	335	621	362	72	1,055
Cellulose Fiber and White Papers (7)	19	(25)	16	14	35	(11)	80	35	104
Containerboard, Packaging and Recycling (8) (9)	48	24	99	62	147	86	82	81	249
Real Estate and Related Assets (10)	183	120	156	118	339	238	155	217	610
Corporate and Other (11) (12) (13)	(17)	(76)	99	(67)	82	(143)	(45)	(83)	(271)

	$564	$375	$784	$776	$1,348	$1,151	$1,084	$539	$2,774

(1)	The 2004 third quarter includes a $271 million gain on the sale of timberlands in Georgia and a $5 million gain from a tenure reallocation agreement with the British Columbia government.

(2)	The first quarter of 2005 includes $3 million of charges for the closure of facilities.

(3)	The first and second quarters of 2005 include charges of $22 million and $27 million, respectively, for countervailing and anti-dumping duties and related costs. The first, second, third and fourth quarters of 2004 include charges of $26 million, $34 million, $31 million and $27 million, respectively, or $118 million year-to-date, for countervailing and anti-dumping duties and related costs.

(4)	The second quarter of 2005 includes an $18 million charge related to alder litigation. The first quarter of 2004 includes a $49 million charge for the settlement of lawsuits involving the market for Pacific Northwest alder logs. The second quarter of 2004 includes a $16 million charge resulting from an adverse judgment in a lawsuit involving the market for Pacific Northwest alder logs. The third quarter of 2004 includes a $20 million gain due to the reduction of the reserve for hardboard siding claims.

(5)	The second quarter of 2005 includes a $6 million gain related to a tenure reallocation agreement with the British Columbia government. The third quarter of 2004 includes a $20 million gain from a tenure reallocation agreement with the British Columbia government.

(6)	The first and second quarters of 2005 include charges of $1 million and $1 million, respectively, associated with the sale or closure of facilities. The first quarter of 2004 includes a credit of $2 million for the reversal of closure costs accrued in prior years and a $33 million gain on the sale of an oriented strand board mill in Slave Lake, Alberta. The second quarter of 2004 includes a $5 million net loss on the sale of facilities. The third quarter of 2004 includes a $2 million net gain on the sale or closure of facilities. The fourth quarter of 2004 includes charges of $3 million for the closure of facilities and a gain of $36 million on the sale of facilities.

(7)	The 2004 second quarter includes a $2 million asset impairment charge related to assets held for sale.

(8)	The first quarter of 2005 includes a $12 million charge associated with the settlement of a linerboard antitrust lawsuit.

(9)	The first and second quarters of 2005 include charges of $4 million and $2 million, respectively, for the closure of facilities. The first quarter of 2004 includes closure costs of $3 million. The second quarter of 2004 includes a net gain of $1 million on the sales of a facility and a joint venture investment. The third quarter of 2004 includes closure costs of $12 million, including a pension termination charge of $9 million related to a closure that occurred in a previous year. The fourth quarter of 2004 includes a credit of $3 million for the reversal of closure costs accrued in prior years.

(10)	The first and second quarters of 2005 include net gains on land and lot sales of $57 million and $21 million, respectively. The first quarter of 2004 includes a $22 million gain on a land sale. The third quarter of 2004 includes a gain of $18 million on the sale of a multi-family site. The fourth quarter of 2004 includes a $24 million net gain on land and lot sales.

(11)	The second quarter of 2005 includes a $64 million pretax gain on the sale of the company’s operations in coastal British Columbia and $57 million of income related to the recognition of a deferred gain from previous timberlands sales. The fourth quarter of 2004 includes a $7 million gain for the settlement of an insurance claim relating to the Cemwood litigation.

(12)	The fourth quarter of 2004 includes charges of $29 million for the impairment of assets in the company’s European manufacturing operations, $24 million recognized in connection with a change in the method of estimating workers’ compensation liabilities and $23 million for the net book value of technology donated to a university.

(13)	The first and second quarters of 2005 include net foreign exchange gains (losses) of $13 million and ($13) million, respectivley, for a year-to-date net effect of zero. The first, second, third and fourth quarters of 2004 include net foreign exchange gains (losses) of ($10) million, ($6) million, $16 million and $26 million, respectivley, for a $26 million net gain year-to-date. These gains and losses result primarily from fluctuations in Canadian and New Zealand exchange rates.

PRELIMINARY RESULTS — SUBJECT TO AUDIT

WEYERHAEUSER COMPANY
STATISTICAL INFORMATION (unaudited)
Third party sales volumes:	Q1		Q2		Year-to-date		Q3	Q4	Year ended
	March 27,	March 28,	June 26,	June 27,	June 26,	June 27,	Sept. 26,	Dec. 26,	Dec. 26,
	2005	2004	2005	2004	2005	2004	2004	2004	2004
Timberlands (thousands):
Logs — cunits	864	1,044	863	954	1,727	1,998	904	1,018	3,920
Wood Products (millions):
Softwood lumber — board feet	2,057	2,054	2,355	2,393	4,412	4,447	2,299	2,144	8,890
Plywood — square feet (3/8”)	537	642	600	668	1,137	1,310	672	647	2,629
Veneer — square feet (3/8”)	60	55	59	60	119	115	55	55	225
Composite panels — square feet (3/4”)	299	301	317	324	616	625	315	294	1,234
Oriented strand board — square feet (3/8”)	908	981	1,041	1,143	1,949	2,124	1,078	1,011	4,213
Hardwood lumber — board feet	102	103	114	117	216	220	102	95	417
Engineered I-Joists — LF	108	108	138	132	246	240	133	123	496
Engineered Solid Section — CF	9	8	10	10	19	18	10	9	37
Logs — cunits (in thousands)	187	170	177	279	364	449	237	248	934
Cellulose Fiber and White Papers (thousands):
Pulp — air-dry metric tons	629	624	587	642	1,216	1,266	633	659	2,558
Paper — tons	736	741	742	718	1,478	1,459	737	680	2,876
Coated groundwood — tons	58	59	62	61	120	120	60	63	243
Liquid packaging board — tons	60	66	65	72	125	138	69	69	276
Paper converting — tons	475	467	494	459	969	926	470	443	1,839
Containerboard, Packaging and Recycling (thousands):
Containerboard — tons	295	250	259	221	554	471	245	285	1,001
Packaging — MSF	17,354	18,146	18,600	18,917	35,954	37,063	18,287	17,535	72,885
Recycling — tons	692	678	695	701	1,387	1,379	645	670	2,694
Kraft bags and sacks — tons	23	24	22	23	45	47	23	25	95
Real Estate and Related Assets:
Single-family homes sold	1,378	1,506	1,525	1,564	2,903	3,070	1,313	992	5,375
Single-family homes closed	1,189	1,065	1,279	1,216	2,468	2,281	1,345	1,638	5,264
Single-family homes sold but not closed at end of period	2,561	2,702	2,807	3,050	2,807	3,050	3,018	2,372	2,372

Total production volumes:	Q1		Q2		Year-to-date		Q3	Q4	Year ended
	March 27,	March 28,	June 26,	June 27,	June 26,	June 27,	Sept. 26,	Dec. 26,	Dec. 26,
	2005	2004	2005	2004	2005	2004	2004	2004	2004
Timberlands (thousands):
Fee Depletion — cunits	2,248	2,265	2,231	2,404	4,479	4,669	2,189	2,155	9,013
Wood Products (millions):
Softwood lumber — board feet	1,821	1,760	1,869	1,881	3,690	3,641	1,819	1,727	7,187
Plywood — square feet (3/8”)	303	422	302	405	605	827	405	396	1,628
Veneer — square feet (3/8”) (1)	517	585	529	609	1,046	1,194	592	600	2,386
Composite panels — square feet (3/4”)	267	268	282	281	549	549	272	245	1,066
Oriented strand board — square feet (3/8”)	1,007	1,031	1,019	1,056	2,026	2,087	1,022	972	4,081
Hardwood lumber — board feet	92	89	96	96	188	185	84	80	349
Engineered I-Joists — LF	133	110	132	124	265	234	136	134	504
Engineered Solid Section — CF	11	9	10	11	21	20	11	10	42
Cellulose Fiber and White Papers (thousands):
Pulp — air-dry metric tons	621	619	614	636	1,235	1,255	652	639	2,546
Paper — tons (2)	763	743	752	736	1,515	1,479	766	761	3,006
Coated groundwood — tons	55	55	59	61	114	116	62	62	240
Liquid packaging board — tons	60	61	64	67	124	128	71	67	266
Paper converting — tons	475	460	487	442	962	902	471	465	1,838
Containerboard, Packaging and Recycling (thousands):
Containerboard — tons (3)	1,503	1,503	1,581	1,598	3,084	3,101	1,604	1,586	6,291
Packaging — MSF	18,628	19,493	19,915	20,208	38,543	39,701	19,473	18,648	77,822
Recycling — tons (4)	1,624	1,607	1,673	1,707	3,297	3,314	1,703	1,701	6,718
Kraft bags and sacks — tons	23	24	22	23	45	47	23	24	94

(1)	Veneer production represents lathe production and includes volumes that are further processed into plywood and engineered lumber products by company mills.

(2)	Paper production includes unprocessed rolls and converted paper volumes.

(3)	Containerboard production represents machine production and includes volumes that are further processed into packaging and kraft bags and sacks by company facilities.

(4)	Recycling production includes volumes processed in Weyerhaeuser recycling facilities that are consumed by company facilities and brokered volumes.

PRELIMINARY RESULTS — SUBJECT TO AUDIT

WEYERHAEUSER COMPANY
STATISTICAL INFORMATION
CONDENSED CONSOLIDATED BALANCE SHEET (unaudited)
(in millions)
	March 27,	June 26,	Dec. 26,
Assets	2005	2005	2004
Weyerhaeuser
Current assets:
Cash and short-term investments	$402	$1,704	$1,044
Receivables, less allowances	1,840	2,008	1,558
Inventories	2,122	2,018	1,891
Prepaid expenses	634	612	592
Assets of business held for sale	1,119	—	1,129

Total current assets	6,117	6,342	6,214
Property and equipment	11,447	11,175	11,672
Construction in progress	324	451	268
Timber and timberlands at cost, less fee stumpage charged to disposals	3,712	3,709	3,733
Investments in and advances to equity affiliates	491	495	489
Goodwill	2,997	2,977	2,996
Deferred pension and other assets	1,197	1,249	1,201
Restricted assets held by special purpose entitites	914	916	909

	27,199	27,314	27,482

Real Estate and Related Assets
Cash and short-term investments	5	11	153
Receivables, less allowances	60	57	43
Real estate and land for sale and development	2,083	2,333	1,947
Other assets	323	278	329

	2,471	2,679	2,472

Total assets	$29,670	$29,993	$29,954

Liabilities and Shareholders’ Interest
Weyerhaeuser
Current liabilities:
Notes payable and commercial paper	$2	$2	$3
Current maturities of long-term debt	96	75	489
Accounts payable	1,150	1,225	1,159
Accrued liabilities	1,313	1,655	1,432
Liabilities of business held for sale	308	—	297

Total current liabilities	2,869	2,957	3,380
Long-term debt	9,263	9,076	9,277
Deferred income taxes	4,315	4,320	4,312
Deferred pension, other postretirement benefits and other liabilities	1,494	1,560	1,500
Liabilities not owned, consolidated under FIN 46R	820	784	815

	18,761	18,697	19,284

Real Estate and Related Assets
Notes payable and commercial paper	2	5	2
Long-term debt	869	854	867
Other liabilities	533	588	546

	1,404	1,447	1,415

Total liabilities	20,165	20,144	20,699
Shareholders’ interest	9,505	9,849	9,255

Total liabilities and shareholders’ interest	$29,670	$29,993	$29,954

STATEMENT OF CASH FLOWS	Q1		Q2		Year-to-date		Q3	Q4	Year ended
SELECTED INFORMATION (unaudited)	March 27,	March 28,	June 26,	June 27,	June 26,	June 27,	Sept. 26,	Dec. 26,	Dec. 26,
(in millions)	2005	2004	2005	2004	2005	2004	2004	2004	2004
(Weyerhaeuser only, excludes Real Estate & Related Assets)
Net cash from operations	$(203)	$(89)	$713	$787	510	$698	$592	$745	$2,035
Cash paid for property and equipment	(117)	(79)	(196)	(80)	(313)	(159)	(93)	(222)	(474)
Cash paid for timberlands reforestation	(12)	(12)	(6)	(6)	(18)	(18)	(5)	(7)	(30)
Cash received from issuances of debt	—	—	1	—	1	—	—	1	1
Revolving credit facilities, notes and commercial paper borrowings, net	19	67	23	(80)	42	(13)	(6)	35	16
Payments on debt	(404)	(60)	(206)	(813)	(610)	(873)	(253)	(742)	(1,868)
Proceeds from equity offering	—	—	—	954	—	954	—	—	954
Proceeds from the sale of BC Coastal operations	—	—	1,107	—	1,107	—	—	—	—

PRELIMINARY RESULTS — SUBJECT TO AUDIT

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEYERHAEUSER COMPANY
By	/s/ Steven J. Hillyard
Its:	Vice President and
Chief Accounting Officer

Date: July 21, 2005